PRESS RELEASE

FOR IMMEDIATE RELEASE	CONTACT: Alison Griffin
October 28, 2020	(804) 217-5897
DYNEX CAPITAL, INC. REPORTS
THIRD QUARTER 2020 RESULTS
Significant increase in book value drives quarterly total economic return of 11.7%

GLEN ALLEN, Va. -- Dynex Capital, Inc. (NYSE: DX) reported its third quarter 2020 results today. Management will host a call today at 10:00 a.m. Eastern Time to discuss the results and business outlook. Details to access the call can be found below under "Earnings Conference Call".
Management Remarks
"Our up-in credit and up-in-liquidity investment and hedging strategy led to a solid total economic return of 11.7% for the third quarter," commented Byron L. Boston, President and Chief Executive Officer. "Book value per common share increased as we were well positioned to benefit from improved asset valuations from tighter credit spreads. Our third quarter core earnings increased significantly as we added investments during the quarter and we continued to benefit from a low funding rate and favorable TBA dollar roll environment with our investment strategy."
Mr. Boston added, "Year-to-date, our total economic return is 8.4%, and our book value is now above where it was at December 31, 2019. Our outlook for the balance of 2020 looks favorable given the funding environment and central bank support of the economy and risk assets, notwithstanding the uncertainty of the trajectory of fiscal policy and the medium term economic outlook."
Financial Highlights
•Comprehensive income of $1.92 per common share and net income of $1.62 per common share
•Quarterly total economic return to common shareholders of 11.7%
•Net interest spread and adjusted net interest spread of 1.96% and 2.00%, respectively, for the third quarter of 2020 compared to 1.96% and 1.96%, respectively, for the second quarter of 2020
•Core net operating income, a non-GAAP measure, of $0.61 per common share
•Book value per common share of $18.25 as of September 30, 2020 compared to $16.69 as of June 30, 2020
•Dividends declared of $0.39 per common share
•Leverage including TBA long positions of 6.2x shareholders' equity

Business Activity
•Sold $382.3 million of Agency CMBS, realizing a gain of $20.8 million as spreads tightened substantially
•Re-positioned hedge portfolio by terminating a notional amount of $425.0 million in interest rate swaps and shifting options to longer-dated tenors in order to maximize liquidity and to protect the portfolio under various rate scenarios
•Asset allocation as of September 30, 2020 has shifted to 83% Agency RMBS including TBAs and 7% CMBS compared to 76% and 15%, respectively, as of the end of the second quarter
•Effective October 27, 2020, Ms. Julia Coronado, former Federal Reserve economist and Ms. Joy Palmer, former deputy chief accountant of the Office of the Comptroller of the Currency, joined the Board of Directors concurrent with the resignation of Ms. Valerie Mosley

Results Discussion
The Company's book value per common share increased $1.56 during the third quarter of 2020 as credit spreads continued to tighten on MBS. This increase in fair value of MBS was the primary component of comprehensive income to common shareholders of $44.5 million for the third quarter of 2020, of which the Company monetized a portion of its Agency CMBS portfolio at a gain of $20.8 million. Though net interest spread remained flat at 1.96% for the third quarter versus the second quarter, net interest income increased $1.7 million for the third quarter of 2020 compared to the second quarter due primarily to lower financing costs offsetting declines in average earning asset yields, while a larger average balance of interest earning assets contributed to a modest increase in interest income. The Company's results also include a net gain on derivative instruments of $8.0 million, the majority of which is comprised of realized gains from TBA securities. The Company has increased its investments in TBA securities as implied funding costs remained lower for TBA dollar roll transactions versus repurchase agreement financing typically used for specified pools.
Core net operating income to common shareholders, a non-GAAP measure, was $14.2 million for the third quarter of 2020, which includes $6.1 million in TBA drop income. An increase in TBA drop income, together with lower repo funding costs and a larger average interest earning asset basis as noted above, were the primary drivers of the Company's core net operating income, which increased $5.8 million, or $0.25 per common share, to $0.61 per common share, compared to the second quarter of 2020.
Earnings Conference Call
As previously announced, the Company's quarterly conference call to discuss these results is today at 10:00 a.m. Eastern Time and may be accessed via telephone in the U.S. or by live audio webcast through the “Current Events” section on the homepage of the Company's website (www.dynexcapital.com), which includes a slide presentation,. An archive of the webcast will be available on the Company's website approximately two hours after the live call ends. To listen to the live conference call via telephone, please register in advance using the following link: http://www.directeventreg.com/registration/event/2648011. After registering, a confirmation will be sent through email, including dial-in details and unique conference call codes for entry. Registration is open throughout the live call, but to ensure connection for the full call, the Company suggests registering a minimum of 10 minutes before the start of the call.

Consolidated Balance Sheets
($'s in '000's except per share data)	September 30, 2020	December 31, 2019
ASSETS	(unaudited)
Cash and cash equivalents	$158,897	$62,582
Restricted cash	26,006	71,648
Mortgage-backed securities	2,995,660	5,188,163
Mortgage loans held for investment	6,921	9,405
Receivable for securities sold	1,145	—
Derivative assets	4,266	4,290
Accrued interest receivable	15,340	26,209
Other assets, net	6,804	8,307
Total assets	$3,215,039	$5,370,604

LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities:
Repurchase agreements	$2,594,683	$4,752,348
Payable for unsettled securities purchased	190	6,180
Non-recourse collateralized financing	645	2,733
Derivative liabilities	5,164	974
Accrued interest payable	1,059	15,585
Accrued dividends payable	5,755	6,280
Other liabilities	3,990	3,516
Total liabilities	$2,611,486	$4,787,616

Shareholders’ equity:
Preferred stock - aggregate liquidation preference of $181,208 and $169,708, respectively	$174,709	$162,807
Common stock, par value $.01 per share: 23,145,238 and 22,945,993 shares issued and outstanding, respectively	231	229
Additional paid-in capital	859,089	858,347
Accumulated other comprehensive income	88,729	173,806
Accumulated deficit	(519,205)	(612,201)
Total shareholders' equity	603,553	582,988
Total liabilities and shareholders’ equity	$3,215,039	$5,370,604

Book value per common share	$18.25	$18.01

Consolidated Comprehensive Statements of Income			Nine Months Ended
($ is '000's except per share data)	Three Months Ended
	September 30, 2020	June 30, 2020	September 30, 2020
Interest income	$20,088	$19,853	$79,764
Interest expense	3,375	4,850	30,327
Net interest income	16,713	15,003	49,437

Gain (loss) on derivative instruments, net	7,974	(8,563)	(196,156)
Gain on sale of investments, net	20,846	193,099	298,728
Fair value adjustments, net	194	332	154
Other operating expense, net	(207)	(222)	(852)
General and administrative expenses	(4,795)	(4,811)	(14,227)
Net income	40,725	194,838	137,084
Preferred stock dividends	(3,252)	(3,253)	(10,346)
Preferred stock redemption charge	—	—	(3,914)
Net income to common shareholders	$37,473	$191,585	$122,824

Other comprehensive income:
Unrealized gain on available-for-sale investments, net	$27,844	$28,052	$213,651
Reclassification of net gain realized on sale of investments	(20,846)	(193,099)	(298,728)
Total other comprehensive income (loss)	6,998	(165,047)	(85,077)
Comprehensive income to common shareholders	$44,471	$26,538	$37,747

Net income per common share-basic and diluted	$1.62	$8.31	$5.33
Weighted average common shares	23,141	23,057	23,054

Investment Portfolio and Financing Data	As of and For the Quarter Ended
($s in '000s)	September 30, 2020	June 30, 2020
Agency CMBS:
Fair value	$298,704	$701,958
Amortized cost	275,209	662,453
Average balance	562,718	720,048
Effective yield	2.31%	2.58%
Agency RMBS:
Fair value	$2,281,805	$2,356,806
Amortized cost	2,224,877	2,316,341
Average balance	2,282,897	1,632,531
Effective yield	2.07%	2.35%
Average constant prepayment rate	11.3%	6.8%
CMBS IO: (1)
Fair value	$413,753	$436,671
Amortized cost	405,736	435,271
Average balance	421,086	448,572
Effective yield	3.74%	4.05%
TBA securities:
Net long TBA dollar roll positions, fair value	$1,164,000	$1,290,078
Net long TBA dollar roll positions, amortized cost	1,160,531	1,285,320
Average TBA long positions, at cost	1,135,676	424,453
Average TBA short positions, at cost	—	(393,775)
TBA drop income (2)	6,087	1,796
TBA implied net interest spread	2.21%	2.05%

Total average interest earning assets	$3,275,369	$2,810,763
Total average effective yield	2.34%	2.70%
Total average interest bearing liabilities	2,985,914	2,582,230
Total average financing cost	0.38%	0.74%
Net interest spread	1.96%	1.96%
Adjusted net interest spread (3)	2.00%	1.96%

(1) CMBS IO includes Agency and non-Agency issued securities.
(2) TBA drop income is calculated by multiplying the notional amount of the TBA dollar roll positions by the difference in price between two TBA securities with the same terms but different settlement dates.
(3) Adjusted net interest spread includes the impact of drop income from TBA dollar roll positions and net periodic interest cost/benefit from effective interest rate swaps.

Hedging Instruments	As of September 30, 2020
($s in '000s)	Notional Amount/ Long (Short)	WAVG Months to Expiration	Fair Value	Rate
Pay-fixed interest rate swaps (1)	$50,000	<1	$297	1.35%
Pay-fixed interest rate swaptions	500,000	6.0	411	1.01%
Put options on 10-year U.S. Treasury futures	1,225,000	<1	386	0.91%
10-year U.S. Treasury futures	(1,025,000)	2.7	(5,164)	n/a

(1) Fair value shown for interest rate swaps is as if unsettled as of September 30, 2020. The Company had posted variation margin of $0.3 million for its interest rate swap as of September 30, 2020, resulting in a carrying value of interest rate swaps that nets to $0 on the Company’s consolidated balance sheet.

Use of Non-GAAP Financial Measures
In addition to the Company's operating results presented in accordance with GAAP, this release includes certain non-GAAP financial measures including core net operating income to common shareholders (including per common share), adjusted net interest income and the related metric adjusted net interest spread. Because these measures are used in the Company's internal analysis of financial and operating performance, management believes that they provide greater transparency to our investors of management's view of our economic performance. Management also believes the presentation of these measures, when analyzed in conjunction with the Company's GAAP operating results, allows investors to more effectively evaluate and compare the performance of the Company to that of its peers, although the Company's presentation of its non-GAAP measures may not be comparable to other similarly-titled measures of other companies. Schedules reconciling core net operating income to common shareholders and adjusted net interest income to GAAP financial measures are provided further below.
Management views core net operating income to common shareholders as an estimate of the Company's investment portfolio performance based on the effective yield of its investments, net of financing costs and other normal recurring operating income/expense, net. In addition to the non-GAAP reconciliation set forth below, which derives core net operating income to common shareholders from GAAP comprehensive income to common shareholders, core net operating income to common shareholders can also be determined by adjusting net interest income to include interest rate swap periodic interest benefit/cost, drop income on TBA dollar roll transactions, general and administrative expenses, and preferred dividends. Drop income generated by TBA dollar roll positions, which is included in "gain (loss) on derivatives instruments, net" on the Company's consolidated statements of comprehensive income, is included in core net operating income and in adjusted net interest income because management views drop income as the economic equivalent of net interest income (interest income less implied financing cost) on the underlying Agency security from trade date to settlement date. Management also includes interest rate swap periodic interest benefit/cost, which is also included in "gain (loss) on derivatives instruments, net", in adjusted net interest income because interest rate swaps are used by the Company to economically hedge the impact of changing interest rates on its borrowing costs from repurchase agreements, and therefore represent a cost of financing in addition to GAAP interest expense. However, these non-GAAP measures do not provide a full perspective on our results of operations, and therefore, their usefulness is limited. For example, these non-GAAP measures do not include gains or losses from available-for-sale investments, changes in fair value of and costs of terminating interest rate swaps, as well as realized and unrealized gains or losses from any instrument used by management to economically hedge the impact of changing interest rates on the fair value of its portfolio and book value per common share. As a result, these non-GAAP measures should be considered as a supplement to, and not as a substitute for, the Company's GAAP results as reported on its consolidated statements of comprehensive income.

	Three Months Ended
	September 30, 2020	June 30, 2020
Comprehensive income to common shareholders	$44,471	$26,538
Less:
Change in fair value of available for sale investments	(27,844)	(28,052)
Change in fair value of derivative instruments, net (1)	(2,258)	10,252
Fair value adjustments, net	(194)	(332)
Core net operating income to common shareholders	$14,175	$8,406

Weighted average common shares	23,141	23,057
Comprehensive income per common share	$1.92	$1.15
Core net operating income per common share	$0.61	$0.36
(1) Amount includes unrealized gains and losses from changes in fair value of derivatives and realized gains and losses on terminated derivatives and excludes net periodic interest benefit/cost on effective interest rate swaps outstanding during the period and TBA drop income.

	Three Months Ended
	September 30, 2020	June 30, 2020
Net interest income	$16,713	$15,003
TBA drop income (1)	6,087	1,796
Net periodic interest cost (2)	(371)	(107)
Adjusted net interest income	$22,429	$16,692
Other operating expense, net	(207)	(222)
General and administrative expenses	(4,795)	(4,811)
Preferred stock dividends	(3,252)	(3,253)
Core net operating income to common shareholders	$14,175	$8,406
(1) TBA drop income is calculated by multiplying the notional amount of the TBA dollar roll positions by the difference in price between two TBA securities with the same terms but different settlement dates.
(2) Amount represents net periodic interest benefit of effective interest rate swaps outstanding during the period and excludes realized and unrealized gains and losses from changes in fair value of derivatives.

Forward Looking Statements
This release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The words “believe,” “expect,” “forecast,” “anticipate,” “estimate,” “project,” “plan,” "may," "could," and similar expressions identify forward-looking statements that are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified. Forward-looking statements in this release, including statements made in Mr. Boston's quotes, may include, without limitation, and statements regarding the Company's financial performance in future periods, future interest rates, future market credit spreads, our views on expected characteristics of future investment environments, prepayment rates and investment risks, future investment strategies, our future leverage levels and financing strategies, the use of specific financing and hedging instruments and the future impacts of these strategies, future actions by the Federal Reserve, and the expected performance of our investments. The Company's actual results and timing of certain events could differ materially from those projected in or contemplated by the forward-looking statements as a result of unforeseen external factors. These factors may include, but are not limited to, volatility and disruption in national and international financial markets, the potential adverse effects of the ongoing novel coronavirus (COVID-19) pandemic and any governmental or societal responses thereto, or other unusual and infrequently occurring events, ability to find suitable investment opportunities; changes in economic conditions; changes in interest rates and interest rate spreads, including the repricing of interest-earning assets and interest-bearing liabilities; the Company’s investment portfolio performance particularly as it relates to cash flow, prepayment rates and credit performance; the impact on markets and asset prices from changes in the Federal Reserve’s policies regarding purchases of Agency residential and Agency commercial mortgage-backed securities and U.S. Treasuries; actual or anticipated changes in Federal Reserve monetary policy or the monetary policy of other central banks; adverse reactions in U.S. financial markets related to actions of foreign central banks or the economic performance of foreign economies including in particular China, Japan, the European Union, and the United Kingdom; uncertainty concerning the long-term fiscal health and stability of the United States; the cost and availability of financing, including the future availability of financing due to changes to regulation of, and capital requirements imposed upon, financial institutions; the cost and availability of new equity capital; changes in the Company’s use of leverage; changes to the Company’s investment strategy, operating policies, dividend policy or asset allocations; the quality of performance of third-party servicer providers of the Company’s loans and loans underlying securities owned by the Company; the level of defaults by borrowers on loans the Company has securitized or otherwise is invested through its ownership of MBS; changes in the Company’s industry; increased competition; changes in government regulations affecting the Company’s business; changes or volatility in the repurchase agreement financing markets and other credit markets; changes to the market for interest rate swaps and other derivative instruments, including changes to margin requirements on derivative instruments; uncertainty regarding continued government support of the U.S. financial system and U.S. housing and real estate markets or reform of the U.S. housing finance system, including the resolution of the conservatorship of Fannie Mae and Freddie Mac; the composition of the Federal Reserve; systems failures or cybersecurity incidents; catastrophes affecting global markets; and exposure to current and future claims and litigation. For additional information on risk factors that could affect the Company's forward-looking statements, see the Company's Quarterly Report on Form 10-Q for the three months ended March 31, 2020, and other reports filed with and furnished to the Securities and Exchange Commission.
All forward-looking statements are qualified in their entirety by these and other cautionary statements that the Company makes from time to time in its filings with the Securities and Exchange Commission and other public communications. The Company cannot assure the reader that it will realize the results or developments the Company anticipates or, even if substantially realized, that they will result in the consequences or affect the Company or its operations in the way the Company expects. Forward-looking statements speak only as of the date made. The Company undertakes no obligation to update or revise any forward-looking statements to reflect events or circumstances arising after the date on which they were made, except as otherwise required by law. As a result of these risks and uncertainties, readers are cautioned not to place undue reliance on any forward-looking statements included herein or that may be made elsewhere from time to time by, or on behalf of, the Company.
Company Description
Dynex Capital, Inc. is an internally managed real estate investment trust, or REIT, which invests in mortgage assets on a leverage basis. The Company invests in Agency and non-Agency RMBS CMBS, and CMBS IO. Additional information about Dynex Capital, Inc., including its most recent Quarterly Report on Form 10-Q and Annual Report on Form 10-K, is available on the Company's website at www.dynexcapital.com.

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